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EXHIBIT 3.1
                     ARTICLES OF INCORPORATION
                         OF CADGIE CO.

   We, the undersigned, having associated ourselves together for the purpose of forming a corporation, under the general corporation laws of the State of Nevada, hereby certify:

                               No. 1
                                NAME

               The name of the corporation shall be:
                             CADGIE CO.

                               No. 2
                              LOCATION

      The principal office or place of business shall be located in Clark County at:
                    900 Brush Street, Suite 413
                      Las Vegas, Nevada 89107

                               No. 3
                              PURPOSE

      The nature or object or purpose of the business of this corporation shall be:
      (a) To engage in any lawful business activity
      (b) To borrow and/or lend money with or without security.
  (c) To buy, or sell, or trade in commodities of every nature, including securities, notes, bonds, mortgages, agricultural products, mining products, minerals, metals, commodity futures contracts, titles to or equities in land, buildings, mining claims, oil properties, oil leases, royalty interests, and options to buy or sell any or all of the foregoing.
   (d) To have and exercise all the rights, powers, and privileges which are now or which may hereafter be conferred upon corporations organized under the same statute as this corporation; and to have and exercise all such rights, powers and privileges as may be necessary, convenient or proper to effectuate and accomplish the objectives and purposes specified in this certificate, and said specified objectives and purposes shall not limit or restrict in any manner the powers of this corporation.




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                               No. 4
                           CAPITALIZATION

     The total authorized capital stock of this corporation shall be SEVEN MILLION FIVE HUNDRED THOUSAND (7,500,000) shares of COMMON STOCK, each of which shares shall have the par value of ONE CENT ($0.01), totaling $75,000.00.
                               No. 5
                          GOVERNING BOARD

This corporation shall be governed by at least three (3) directors and not more than nine (9) directors, and the following three persons are hereby appointed directors to govern the affairs of this corporation from inception and for the first year of its existence, or until a stockholders' meeting is called for the purpose of electing directors;

     Carman Ridland
     900 Brush Street, Suite 413
     Las Vegas, Nevada 89107

     Robert Reed
     2019 Santa Rita Las Vegas,
     Nevada 89104

     Don Davis
     3945 E. Carey Las Vegas,
     Nevada 89115

    The directors shall be elected at the annual meetings or any special meeting of the stockholders called for the purpose of electing directors, the holder of each share of stock of this corporation shall have one vote and the majority of the stock represented at the meeting, by the stockholders in person or by proxy, shall decide:

    (1) the maximum number of directors to hold office for the ensuing term.
     (2) the persons to hold such directorships.
The Board of Directorst during a term, may decrease in number by the resignation or death of one or more members, but the maximum number of directors cannot be increased. The majority of the surviving directors, in the case of a vacancy by resignation or death, may appoint a person or persons to fill a vacancy or vacancies.

                               No. 6
                       ASSESSABILITY OF STOCK

     The shares issued by this corporation, once the par value has been paid in full, shall not be assessable, and any shares issued for services, or property, or considerations other than cash, shall be deemed fully paid up and shall be forever nonassessable.

                               No. 7
                         TERM OF EXISTENCE

     The term of existence of this corporation shall be perpetual.

                               No. 8
                              BY-LAWS

     The directors shall have power to make such By-Laws as they may deem proper for the management of the affairs of said corporation according to the statute in such case made and provided.

                               No. 9
                               VOTING

     Each stockholder will have one vote for each share registered in his or her name. Cumulative voting shall not be allowed.

                               No. 10
                        SUBSCRIPTION RIGHTS

     The stockholders of this corporation shall have no preferential right or rights to subscribe to any subsequent issues of the authorized shares of this corporation, unless certain rights or warrants for a specific issue are authorized by the Board of Directors or the Stockholders.

                               No.11
                           RESIDENT AGENT

     The name and address of the Resident Agent is:

     CARMAN RIDLAND, 900 Brush Street, Suite 413, Las Vegas
     Nevada, telephone (702) 870-6421.

    By signing below as an incorporator, CARMAN RIDLAND also certifies and acknowledges his acceptance of appointment as Resident Agent of CADGIE CO.
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                               No. 12
                           INCORPORATORS

     The names and addresses of the incorporators of this corporation are:
     Carman Ridland, whose address is 900 Brush Street, Suite 413, Las Vegas,, Nevada 89107;

     Charisa McWilliams, whose address is 618 East Carson Avenue,
     Las Vegas, Nevada 89101; and

     Richard Morris, whose address is 745 Spanish Drive, Las Vegas,
     Nevada 89110.

    IN TESTIMONY WHEREOF, we hereunto set our hands and seals, the 20th day of August, 1993.


                                        /s/  CARMAN RIDLAND

                                        /s/  CHARISA McWILLIAMS

                                        /s/  RICHARD MORRIS

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STATE OF NEVADA ss: COUNTY OF CLARK

     I, DIANA G. WINN, a Notary Public in and for said Counti and State aforesaid, do hereby certify that CARMAN RIDLAND, CHARISA McWILLIAMS, and RICHARD MORRIS, whose names are subscribed to the annexed, foregoing Articles of Incorporation, acknowledged before me that they signed said instrument as their free and voluntary act.

     Given under my hand and notarial seal, this day of _____
September, 1993.

SEAL:


                                   DIANA D. WINN
                                   NOTARY PUBLIC OF NEVADA